EXHIBIT 10.3

Promissory Note

Lender: Banco Internacional de Costa Rica, S.A.

Borrower: Corporacion Pipasa, S.A.

Amount: $21,980,720.63

Currency: U.S. Dollars

Interest Rate: 8.50%

Date of issuance: May 31, 2004

Due date: August 31, 2005